As filed with the Securities and Exchange Commission on May 12, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	95-2557091
(State of Incorporation)	(IRS Employer Identification No.)

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

(Address and telephone number of Registrant’s principal executive offices)

TENET HEALTHCARE CORPORATION NINTH AMENDED

AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Paul A. Castanon

Vice President and Assistant General Counsel

Tenet Healthcare Corporation

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

(Name, address and telephone number of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 under the Securities Exchange Act of 1934).

Large accelerated filer  ☒                Accelerated filer  ☐                Non-accelerated filer  ☐                Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.05 per share	4,000,000 Shares	$5.46	$21,840,000	$1,557

(1)	Pursuant to Rule 416, there also are registered hereunder such additional indeterminate number of shares as may be issued as a result of the adjustment provisions of the Registrant’s Ninth Amended and Restated Employee Stock Purchase Plan.

(2)	Pursuant to Rule 457(h), these prices are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low sales prices of the Registrant’s Common Stock on the New York Stock Exchange on May 7, 2010.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, we are filing this Registration Statement on Form S-8 to register 4,000,000 additional shares of our common stock, par value $0.05 per share (“Common Stock”), which shares may be issued under the terms of our Ninth Amended and Restated 1995 Employee Stock Purchase Plan (the “Plan”), which was approved by our shareholders on May 5, 2010.

The following Registration Statements on Form S-8 are incorporated herein by reference:

Reg. Statement No.	File Date	Number of Shares of Common Stock Registered
333-00709	February 5, 1996	2,000,000
333-41903	December 10, 1997	3,000,000
333-41478	July 14, 2000	4,500,000
333-151884	June 24, 2008	2,000,000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.

Gary Ruff, Senior Vice President and General Counsel of the Company, has delivered an opinion to the effect that the shares of Common Stock covered by this Registration Statement will be legally issued, fully paid and non-assessable.

As of May 12, 2010, Mr. Ruff owned 40,909 shares of our common stock. On such date, Mr. Ruff also had outstanding options to purchase 518,743 shares of our common stock and 78,694 restricted units, payable at vesting in shares of our common stock, pursuant to our 2001 Stock Incentive Plan and our 2008 Stock Incentive Plan. Mr. Ruff is eligible to participate in the Plan.

Item 8.	Exhibits.

A list of the exhibits included as part of this Registration Statement is set forth on the Exhibit Index and is hereby incorporated by reference thereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on May 12, 2010.

TENET HEALTHCARE CORPORATION
(Registrant)

By:	/S/ DANIEL J. CANCELMI
Daniel J. Cancelmi
Senior Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities with Tenet Healthcare Corporation and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Trevor Fetter, Biggs C. Porter and Gary Ruff, acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Date: May 12, 2010	By:	/S/ TREVOR FETTER
Trevor Fetter President, Chief Executive Officer and Director (Principal Executive Officer)

Date: May 12, 2010	By:	/S/ BIGGS C. PORTER
Biggs C. Porter Chief Financial Officer (Principal Financial Officer)

Date: May 12, 2010	By:	/S/ DANIEL J. CANCELMI
Daniel J. Cancelmi Senior Vice President and Controller (Principal Accounting Officer)

Date: May 12, 2010	By:	/S/ JOHN ELLIS BUSH
John Ellis Bush Director

Date: May 12, 2010	By:	/S/ BRENDA J. GAINES
Brenda J. Gaines Director

Date: May 12, 2010	By:	/S/ KAREN M. GARRISON
Karen M. Garrison Director

Date: May 12, 2010	By:	/S/ EDWARD A. KANGAS
Edward A. Kangas Director

Date: May 12, 2010	By:
J. Robert Kerrey Director

Date: May 12, 2010	By:	/S/ FLOYD D. LOOP, M.D.
Floyd D. Loop, M.D. Director

Date: May 12, 2010	By:	/S/ RICHARD R. PETTINGILL
Richard R. Pettingill Director

Date: May 12, 2010	By:	/S/ JAMES A. UNRUH
James A. Unruh Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Tenet Healthcare Corporation Ninth Amended and Restated 1995 Employee Stock Purchase Plan

5.1	Opinion of Gary Ruff

23.1	Consent of Gary Ruff (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on the signature page hereto)